BUENAVENTURA RESOURCES CORPORATION


                              November 24, 1993



     Larry D. Barker, Vice President
     SWACO GEOLOGRAPH
     P.O. Box 42842
     Houston, Texas 77242

     Carroll Richey, President
     RICHEY PETROLEUM CORPORATION
     5718 Westheimer, Suite 1312
     Houston, Texas 77057

     George P. Post, President
     POST PETROLEUM COMPANY
     501 West I-44, Suite 100
     Oklahoma City, Oklahoma 73118

          Re:  Letter of Understanding for Tar Sands Project

     Gentlemen:

          For quite sometime we have been negotiating to jointly undertake a tar sands oil extraction project at Asphalt Ridge, Utah. This letter is an attempt to memorialize our most recent discussions and understandings so that we may proceed, on a mutually agreeable basis, with the proposed project.

          1.   Swaco Geolograph ("Swaco") has confirmed its
     interest in proceeding with the Initial Production Facility ("IPF") pursuant to the terms of its quotation and the IPF budget, copies of which are attached hereto.  As soon as the funding for the IPF has been secured to the satisfaction of Swaco, it will initiate its required mobilization and purchases. The purpose of the IPF is to, among other things, determine optimum process flows and material balances utilizing the equipment suite proposed by
     Swaco.   Within a reasonable period of time after the conclusion of
     IPF operations, Swaco will deliver to all parties under this letter, a detailed written report (the "IPF Report") analyzing the feasibility of proceeding with a full scale tar sands oil extraction facility limited to a capacity of 6400 tons of tar sands ore per day (the
     "Commercial Facility"). The IPF Report will address in specific detail and itemization, the IPF operations and costs, and projected capital and operating costs for the Commercial Facility including, the complete equipment suite, and optimum solvent and surfactant ratios, and operating temperatures of the solvent and water. The
     IPF Report will also provide best estimates of a complete and itemized breakdown of costs per ton to process the mined tar sands ore through the Commercial Facility. It is understood that the primary purpose of the IPF Report is to enable the participants to determine whether it is in their best interests to proceed with the Commercial Facility. All participants will have full and immediate access to the IPF operations and the information which is generated. As you know, BuenaVentura has already secured all necessary permits for IPF operations, and will use its best efforts to extend any such permits as may be required.

          2. If the parties elect to continue the project after reviewing the IPF report, a mining joint venture (the "Venture") will be formed between BuenaVentura on the one hand, and Bitumen
     Extraction Technology Systems, L.L.C. (which is a proposed Utah
     Limited Liability Company which will include Swaco Geolograph
     Division of M-I Drilling Fluids Company, Richey Petroleum
     Corporation, Post Petroleum Company, and possibly others), on the other hand ("L.L.C." herein). The area of interest for the Venture will be the area known as the Uintah Basin, Utah, and all participants will contribute their respective technologies, properties, leases, licenses, know how and other resources for the success of the Venture. It is understood that none of the proposed participants for the L.L.C. are obligated to participate in the project after the IPF, but will have the option to continue their respective participation in the L.L.C. as agreed among them. It is also understood that if for some reason Swaco should elect not to participate in the L.L.C., a cost plus construction contract with a management fee based on a 7.5% share of the operating cash flow could be negotiated between the Venture and Swaco for construction and operation of the Commercial Facility.

          3. The L.L.C. shall make an election within sixty (60) days after receiving the IPF report from Swaco to proceed with the Commercial Facility. The election will be made in writing and delivered to Jay Mealey, President, Crown Energy Corporation at
     215 South State, Suite 550, Salt Lake City, Utah 84111. Time is of the essence.

          4. A condition of the L.L.C. electing to proceed with the Commercial Facility will be its agreement to contribute to the Venture all equipment and structures which are necessary, required and reasonable so that the Venture may economically mine, extract process (including distillation), and sell the tar sands and bitumen. BuenaVentura will be responsible for 25% of the working capital funding and the L.L.C. will be responsible for 75% of the working capital funding for commercial operation s of the Commercial Facility until the L.L.C. has reached payout where full funding has been recovered at which time the L.L.C. and BuenaVentura will share the working capital funding on a 50/50 basis. BuenaVentura will also be responsible for obtaining all permits for the project, which includes mining, air, water, solid waste, reclamation and any other permits required to commence and continue full scale operations. BuenaVentura will have no responsibility to provide funding to purchase any equipment and structures until after payout of the Commercial Facility, or to construct and test the Commercial Facility.

          5. The mining joint venture agreement for the Commercial Facility and future operations will be based upon the Rocky Mountain Mineral Law Foundation Form 5, Mining Venture
     Agreement. BuenaVentura and the L.L.C. will each own 50% of the Venture, giving each participant 50% of the profits, with each party to the Venture being responsible for their respective share of all investments after the Commercial Facility is operational and the L.L.C. has recovered its investment. A Management Committee comprising three members from BuenaVentura and three members from the L.L.C. will oversee and approve all operations and budgets for the Commercial Facility after payout, and all subsequent facilities and operations. BuenaVentura agrees that the L.L.C. will be entitled to 75% of the cash flow from operations of the Commercial Facility until its full investment in equipment, structures, facilities, and working capital contributed by the L.L.C. is recovered. Additionally, it is understood that both BuenaVentura and the L.L.C. may relinquish up to 2 1/2% each (cumulative 5%) of their interest in the project to any investor(s) which fund the IPF. Such investors(s) will be entitled to participate in the Commercial Facility and will not be required to advance additional funds for the construction, maintenance or operations of said Commercial
     Facility. Swaco will have the election to be the project manager for the Commercial Facility; however, a Management Committee comprising two members from BuenaVentura and four members from the L.L.C. will oversee and approve all operations and budgets of the Commercial Facility before payout.

          6. All parties will be entitled to participate in additional production facilities approved by the Management Committee in the same proportions as their interest in the Venture. This will include those parties that earn an interest by contributing to the funding of the IPF. All parties who elect to participate in additional production facilities will be required to pay for their respective share of said facility in a timely manner.

          Due to the sensitive nature of the proposed operations, no parties will make a public disclosure with respect to this letter or any aspect of the project without first conferring with the other parties.

          We believe that the above fairly represents our discussions to date, and presents a workable method for developing the IPF, and at the election of the L.L.C., the first full scale production facility at Asphalt Ridge. It is understood, however, that this letter is not binding upon the parties hereto until such time as the proper funding of the IPF has been secured and Swaco has acknowledged, in writing, its unqualified intention to proceed.

          If you agree with the matters set forth in this letter, please sign at the place provided below and return on signed original to me. This letter may be signed in multiple counterparts and a facsimile may be deemed an original for all purposes.

                         Very truly yours,

                         /s/ Thomas W. Bachtell
                         Thomas W. Bachtell
                         President

                         SWACO GEOLOGRAPH OPERATIONS

                         /s/Larry D. Barker
                         Larry D. Barker, Vice President
                         POST PETROLEUM COMPANY

                         /s/George P. Post
                         George P. Post, President

                         RICHEY PETROLEUM CORPORATION

                         /s/Carroll Richey
                         Carroll Richey, President